Exhibit 10(c)

Amendment to the Wells Fargo & Company Supplemental Cash Balance Plan

The Wells Fargo & Company Supplemental Cash Balance Plan (the “CBP”) is amended effective July 1, 2023 as follows:

Section 23 is amended to read in full as follows:

23. Amendment and Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend this Plan in any manner. Notwithstanding the foregoing, the Plan Administrator shall have the authority to amend the Plan to effectuate its authority to operate and administer the Plan in accordance with Section 19. Upon any termination of this Plan, all credits to Plan accounts under Section 8 shall cease but the Plan shall continue in effect for the purpose of distributing benefits that had accrued prior to the termination pursuant to the provisions hereof as if the termination had not occurred, unless the Company takes action in accordance with Code section 409A and the regulations thereunder to cause an earlier distribution of Plan benefits.

Except as herein expressly amended, all the terms and provisions of the CBP shall continue in full force and effect.